[Peckar & Abramson Letterhead]

Stephen P. Katz
Partner

November 20, 2006

MDwerks, Inc.
Windolph Center, Suite I
1020 N.W. 6th Street
Deerfield Beach, FL 33442

Gentlemen:

You have requested our opinion, as counsel for MDwerks, Inc., a Delaware corporation (the ‘‘Company’’), in connection with the registration statement on Form SB-2 (the ‘‘Registration Statement’’), under the Securities Act of 1933 (the ‘‘Act’’), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 5,547,072 shares of the Company’s common stock and warrants to purchase 573,800 shares of common stock at an exercise price of $2.50 per share and warrants to purchase 566,667 shares of common stock at a price of $3.00 per share.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling shareholders have been duly authorized and, except in the case of the share of common stock underlying the Warrants, the Series A Warrants, the Class C Warrants, the Series D Warrants, the Series E Warrants and the Senior Notes (each as defined in the Registration Statement) are legally issued, fully paid and non-assessable and the Warrants and Series A Warrants which may be sold pursuant to the Registration Statement have been duly authorized and are legally issued. The shares of common stock underlying the Warrants, the Series A Warrants, the Class C Warrants, the Series D Warrants, the Series E Warrants and the Senior Notes when issued, will be legally issued, fully paid and assuming payment of the purchase price therefore, will be fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware or the United States. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption ‘‘Experts’’ in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Peckar & Abramson, P.C.

PECKAR & ABRAMSON, P.C.